SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. __)

Filed by the registrant       /x/
Filed by a party other than the registrant        / /
Check the appropriate box:

/ /  Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/x/  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting Material Pursuant to [ss]240.14a-11(v) or [ss]240.14a-12


                                 SUMMIT BANCORP
------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 SUMMIT BANCORP
------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ----------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        ----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ----------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        ----------------------------------------------------------------------
     5) Total fee paid:

        ----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ----------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

        ----------------------------------------------------------------------
     3) Filing Party:

        ----------------------------------------------------------------------
     4) Date Filed:

        ----------------------------------------------------------------------

[SUMMIT BANCORP LOGO]

                                                301 Carnegie Center
                                                P.O. Box 2066
                                                Princeton, New Jersey 08543-2066

                                                T. Joseph Semrod
                                                Chairman of the Board and
                                                Chief Executive Officer

March 6, 1998

Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Summit Bancorp scheduled to be held on Friday, April 17, 1998, at 10:00 a.m. at The Hyatt Regency Princeton, 102 Carnegie Center, Route 1 at Alexander Road, Princeton, New Jersey. Your Board of Directors and senior management look forward to personally greeting those shareholders able to attend.

At the meeting, shareholders will be asked to elect seven directors and to ratify the selection of KPMG Peat Marwick LLP, independent certified public accountants, to audit the accounts of Summit for 1998. We will also report to you on Summit's current operations and outlook. Members of the Board and management will be available to respond to any questions you may have.

Regardless of the number of shares you own, it is important that they be represented and voted at the meeting. Please sign, date and mail the enclosed proxy in the return envelope provided. Your prompt cooperation is appreciated.

On be half of your Board of Directors, thank you for your continued support.


Sincerely,


/s/ T. JOSEPH SEMROD
    ------------------------
    T. Joseph Semrod

[SUMMIT BANCORP LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             FRIDAY, APRIL 17, 1998

TO OUR SHAREHOLDERS:

     The Annual Meeting of the shareholders of Summit Bancorp. is scheduled to be held at The Hyatt Regency Princeton, 102 Carnegie Center, Route 1 at Alexander Road, Princeton, New Jersey, on Friday, April 17, 1998 at 10:00 a.m. for the following purposes:

     1.   To elect seven Directors.

     2. To ratify the selection of KPMG Peat Marwick LLP, independent certified public accountants, to audit the consolidated financial statements of Summit Bancorp. and its subsidiaries for the year ending December 31, 1998.

     3. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors by resolution has fixed the close of business on February 17, 1998 as the record date and hour for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment thereof.

     It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend, please sign, date and promptly mail the enclosed white Proxy. Please act today.


                                          By order of the Board of Directors
                                          RICHARD F. OBER, JR.
                                          Secretary

March 6, 1998

     PLEASE SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED WHITE PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU PLAN ON ATTENDING THE ANNUAL MEETING PLEASE SO INDICATE ON YOUR PROXY.

     IMPORTANT NOTICE: ALL SHAREHOLDERS PLANNING TO ATTEND THE ANNUAL MEETING SHOULD REFER TO THE BACK COVER FOR DIRECTIONS TO THE ANNUAL MEETING SITE AND FOR IMPORTANT INFORMATION REGARDING PROCEDURES FOR ADMITTANCE TO THE ANNUAL MEETING.

                                 PROXY STATEMENT

     The mailing address of the corporate headquarters of Summit Bancorp. ("Summit" or the "Corporation") is P.O. Box 2066, Princeton, New Jersey 08543-2066, and the telephone number is (609) 987-3200.

     This Proxy Statement and the enclosed proxy are being sent on approximately March 6, 1998 to shareholders of record as of February 17, 1998. A copy of the 1997 Annual Report to Shareholders, including financial statements, is enclosed.

     The following information is furnished in connection with a solicitation of proxies by the Board of Directors for the Annual Meeting. Except for matters described in this Proxy Statement, the Board of Directors does not know of any matter that will or may be presented at the Annual Meeting. With respect to any proposals that may be presented at the Annual Meeting not currently known to the Board of Directors, the persons named as proxies intend to vote the shares they represent in accordance with their judgment.

     A white proxy card is enclosed. Your vote is important and you are encouraged to return it by mail today. Each proxy submitted will be voted as directed; however, if not otherwise specified, proxies solicited by the Board of Directors will be voted FOR the Director nominees named herein and FOR the second proposal set forth in the Notice of Annual Meeting of Shareholders and this Proxy Statement.

     If a shareholder is participating in Summit's Dividend Reinvestment and Stock Purchase Plan (the "Dividend Reinvestment Plan"), the shareholder will receive a single proxy covering both the shares of Summit common stock, par value $.80 per share (the "Common Stock"), held by the shareholder in certificate form and the shares of Common Stock held in the shareholder's Dividend Reinvestment Plan account by the Dividend Reinvestment Plan Administrator. If a proxy is not returned, shares of Common Stock represented by the proxy, including any held under the Dividend Reinvestment Plan, will not be voted.

     Individuals who hold Common Stock through participation in Summit's Savings Incentive Plan (the "Savings Plan") will receive a separate card for use in providing voting instructions to the Savings Plan's Trustee. Full shares held by the Savings Plan will be voted by the Trustee in accordance with instructions received from participants. Full shares held by the Savings Plan for which no voting instructions are received will be voted by the Trustee in a manner deemed to be in the best interests of the beneficial owners of such shares.

     Individuals who hold Common Stock through participation in the Summit Bancorp Employee Stock Ownership Plan (formerly the Collective Bank Employee Stock Ownership Plan) (the "ESOP") will receive a separate card for use in providing voting instructions to the ESOP Trustee. The ESOP Trustee will vote all allocated shares held by the ESOP in accordance with the instructions received by participants and will not vote any participant's shares with respect to which instructions are not received. The ESOP Trustee will vote all unallocated shares in the ESOP as instructed by the Benefits Committee of Summit, which consists of four members of Summit senior management.

     A proxy may be revoked by the person giving the proxy at any time prior to the close of voting. Prior to the Annual Meeting a proxy may be revoked by filing with the Secretary of Summit a written revocation or a duly executed proxy bearing a later date. During the Annual Meeting a proxy may be revoked by filing a written revocation or a duly executed proxy bearing a later date with the secretary of the Annual Meeting prior to the close of voting. Any shareholder of record may attend the Annual Meeting and vote in person, whether or not a proxy has previously been given.

     The close of business of Summit on February 17, 1998 has been fixed by the Board of Directors as the record date and hour for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On that date, there were 177,202,715 shares of Common Stock issued and outstanding, and there were no other voting securities of Summit outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting.

     The following companies are subsidiaries of Summit and are sometimes referred to by means of the listed abbreviations: "First Valley"--First Valley Corporation; "SumNJ"--Summit Bank (Hackensack, NJ); "SumPA"--Summit Bank (Bethlehem, PA).

     All share numbers and share values have been adjusted to give effect to the three-for-two stock split which became effective September 24, 1997.

                            1. ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation of Summit contains a provision adopted by a vote of the shareholders which divides the Summit Board of Directors into three classes, with each class of Directors serving a staggered term of three years. Each class of Directors must consist, as nearly as possible, of one third of the number of Directors constituting the entire Board of Directors. Presently there are seven Directors in Class I, six Directors in Class II and seven Directors in Class III.

     Seven Director nominees are standing for election to the Board of Directors at the 1998 Annual Meeting. Five of the Director nominees are standing for election to Class II of the Board of Directors, one Director nominee is standing for election to Class I and one Director nominee is standing for election to Class III.

     The terms of the current Directors in Class II expire at the 1998 Annual Meeting. Accordingly, the five Director nominees standing for election to Class II of the Board constitute five of the six current members of Class II and are to be elected to serve until the 2001 Annual Meeting and until their successors are elected and qualified. The sole current member of Class II not standing for election, Mr. Henry S. Patterson II, a Director of the Corporation since 1971, will be retiring from the Board upon the expiration of his term at the 1998 Annual Meeting in accordance with the Corporation's By-Laws and its policy on director retirements described under "CORPORATE GOVERNANCE GUIDELINES--Nominations to Summit's Board."

     The Director nominees standing for election to Class I and Class III of the Board were originally elected to the Board in connection with the August 1, 1997 merger of Collective Bancorp, Inc. ("Collective Bancorp") into Summit. Mr. Hamilton is currently a member of, and is being nominated for election to, Class
I. Mr. Miller is currently a member of, and is being nominated for election to, Class III. They are to be elected to serve until, respectively, the 2000 Annual Meeting and the 1999 Annual Meeting and until their successors are elected and qualified.

     Mr. John R. Howell, Director of Summit since 1988 and Director and Chief Executive Officer of First Valley and SumPA since 1976, is also expected to retire from the Board during 1998 (although the term of Class III Directors extends until the 1999 Annual Meeting) in connection with his normal retirement from employment with Summit and its subsidiaries.

     Set forth below, with respect to the nominees for election as Directors and the continuing members of the Board, are their names, ages, the year in which each first became a Director, their principal occupations during the past ten years and other positions. Each Director nominee is at present available for election as a member of the Board. If for any reason a Director nominee becomes unavailable for election, the proxies solicited by the Board of Directors will be voted for a substitute Director nominee selected by the Board of Directors or, at its option, the Board of Directors may reduce the number of Directors constituting the entire Board. All incumbent Directors attended at least 80% of the aggregate of Board meetings and meetings of Committees on which each served, except Mr. Watson who attended 10 of 14 such meetings.

     In accordance with the long-standing practice of Summit's Board of Directors, more than two-thirds of the members of Summit's Board are nonemployee directors. Of the twenty current members of the Board of Directors, fifteen are not employees of Summit or its subsidiaries. After the retirements mentioned above, fourteen of eighteen Board members will be nonemployee directors. In addition to attendance at Board meetings (the Board met seven times during 1997) and Committee meetings as described below (Committees held 19 meetings in 1997), Directors discharge their responsibilities throughout the year by personal meetings and frequent telephone contact with Summit's executive officers and others regarding the business and affairs of Summit and its subsidiaries. Eighteen directors additionally serve on one or more of the Boards of Directors of Summit's bank and nonbank subsidiaries.

     To permit the Board of Summit to more efficiently discharge its duties, Summit has seven standing Board committees which held meetings in 1997 as follows: the Executive Committee (five meetings), the Audit Committee (four meetings), the Nominating Committee (one meeting), the Compensation Committee (four meetings), the Capital and Dividend Committee (one meeting), the Risk Management Committee (three meetings) and the Acquisition Committee (no meetings). In addition, the Board formed an ad hoc Pricing Committee in connection with the issuance of Capital-Trust Pass-Through Securities by Summit Capital Trust I, a wholly owned subsidiary of the Corporation, which committee met once in 1997.

             CLASS II -- DIRECTOR NOMINEES -- TERM EXPIRING IN 2001

Photo of                 John G. Collins, 61, Director since 1986. Vice
John G.             Chairman of the Board of Summit (since 1986) and SumNJ
Collins             (since 1994). Formerly Chairman of the Board (1983-1986),
                    Director, President and Chief Executive Officer (1982-1986) of Commercial Bancshares, Inc. Chairman and Trustee of
                    Independent College Fund of New Jersey. Co-Chair of the
                    National Conference. Former Chairman of the Board of
                    Trustees of St. Peter's College. Former Chairman of the New
                    Jersey Bankers Association. Trustee of Collier Services
                    Foundation. Chairman of Summit Service Corporation (since
                    1991). Director of Collier Services, SumNJ (1978-1990,
                    1994-present) and Collective Bank (since 1997). Member of the Acquisition Committee.

Photo of                 Anne Evans Estabrook, 53, Director since 1994. Sole
Anne Evans          proprietor (since 1984) of Elberon Development Co. (real
Estabrook           estate) and President (since 1983) of David O. Evans, Inc.
                    (real estate). Chairman and Director of E'town Corporation.
                    Chair of the National Conference. Trustee of Cornell
                    University. Formerly Director of Constellation Bancorp
                    (1985-1994) and National State Bank (1978-1994). Director of
                    E'town Properties, Inc. and SumNJ (since 1994). Member of the Audit, Nominating and Capital and Dividend Committees.

Photo of                 George L. Miles, Jr., 56, Director since 1994.
George L.           President and Chief Executive Officer (since 1994) of WQED
Miles, Jr.          Pittsburgh, Inc. (television and radio broadcasting and
                    magazine publishing). Former Executive Vice President and
                    Chief Operating Officer (1984-1994) of Thirteen/WNET
                    (television broadcasting). Chairman of the Board of the Urban League of Pittsburgh. Trustee of the Foundation for
                    Minority Interests in Media, Inc. Former Chairman of the
                    Board of Trustees of the Association for America's Public
                    Television Stations. Director of SumNJ (since 1994). Member of the Executive, Compensation, Capital and Dividend and Risk Management Committees.

Photo of                 Raymond Silverstein, 70, Director since 1991.
Raymond             Consultant (since 1989) and former Principal (1949-1989) of
Silverstein         Alloy, Silverstein, Shapiro, Adams, Mulford & Co., P.C.
                    (certified public accountants). Director (1970-1975,
                    1980-present) of SumNJ. Formerly Chairman of the Board
                    (1987-1994) of United Jersey Bank/South, N.A. (predecessor bank to SumNJ). Former Chairman of the Board of Kennedy
                    Health Care Foundation. Former Trustee of John F. Kennedy
                    Hospital and William Likoff Cardiovascular Institute of
                    Hahneman University. Member of the Acquisition, Executive,
                    Compensation, Nominating and Capital and Dividend
                    Committees.

Photo of                 Orin R. Smith, 62, Director since 1996. Chairman of
Orin R. Smith       the Board (since 1995), Director (since 1981) and Chief
                    Executive Officer (since 1984) of Engelhard Corporation
                    (specialty chemical products, engineered materials and industrial commodities management). Formerly Director
                    (1984-1996) of The Summit Bancorporation. Director of
                    Ingersoll-Rand Company, Minorco, The Perkin-Elmer
                    Corporation, Vulcan Materials Company and SumNJ (since
                    1981). First Vice Chairman of Centenary College. Trustee of
                    Plimoth Plantation. Member of the Audit, Acquisition,
                    Capital and Dividend and Nominating Committees.

              CLASS I -- DIRECTOR NOMINEE -- TERM EXPIRING IN 2000

Photo of                 Thomas H. Hamilton, 67, Director since 1997. Chairman
Thomas H.           and Chief Executive Officer (since 1962) and President
Hamilton            (1962-1989; 1994-present) and Director (since 1960) of
                    Collective Bank. Formerly Chairman and Chief Executive
                    Officer (1989-1997) and President (1989-1993; 1995-1997) of
                    Collective Bancorp. Former Director of the Federal Home Loan
                    Bank of New York. Former member of the Board of Governors of the New Jersey Savings League.

             CLASS III -- DIRECTOR NOMINEE -- TERM EXPIRING IN 1999

Photo of                 William R. Miller, 70, Director since 1997. Former
William R.          Senior Vice President, Manufacturing, (1975-1991) of Lenox
Miller              China, Inc. (manufacturer of china and housewares). Formerly
                    Director (1989-1997) of Collective Bancorp. Director of
                    Collective Bank (since 1985).

             CLASS I -- INCUMBENT DIRECTORS -- TERM EXPIRING IN 2000

Photo of                 James C. Brady, Jr., 62, Director since 1996. Managing
James C.            General Partner (since 1987) of Mill House Associates, L.P.
Brady, Jr.          (real estate and securities investment) and formerly
                    Director (1972-1987) of predecessor Brady Security and
                    Realty Corp. Formerly Chairman of the Board (1990-1993) and
                    Vice Chairman of the Board (1978-1990) of Somerset Trust
                    Company (predecessor bank to SumNJ). Formerly Director
                    (1989-1996) of The Summit Bancorporation. Chairman of the
                    Boys' and Girls' Club of Newark Life Camp, Inc. Director of
                    SumNJ (since 1989). Chair of the Risk Management Committee.
                    Member of the Audit and Acquisition Committees.

Photo of                 T.J. Dermot Dunphy, 65, Director since 1984. Chairman
T.J. Dermot         (since 1996), Director and Chief Executive Officer (since
Dunphy              1971) and former President (1971-1996) of Sealed Air
                    Corporation (protective packaging products and systems).
                    Trustee of the Partnership for New Jersey and Committee for Economic Development. Director of Public Service Enterprise
                    Group, Inc. and SumNJ (since 1981). Chair of the Executive and Compensation Committees. Member of the Acquisition,
                    Nominating and Risk Management Committees.

Photo of                 Fred G. Harvey, 69, Director since 1988. Director and
Fred G.             Vice President (since 1983) of E & E Corporation
Harvey              (engineering consulting services). Former General Manager of
                    Bethlehem Steel Corporation. Director of the Retired
                    Employee Benefit Coalition (REBCO), Northampton County Area
                    Community College Foundation and SumPA (since 1981). Chair of the Capital and Dividend Committee. Member of the Executive, Compensation and Risk Management Committees.

Photo of                 Francis J. Mertz, 60, Director since 1986. Trustee
Francis J.          (since 1991) and President (since 1990) of Fairleigh
Mertz               Dickinson University. Trustee of the St. James Foundation
                    and Independent College Fund of New Jersey. Director of
                    Liberty Science Center and Hall of Technology, Association of Independent Colleges and Universities in New Jersey,
                    National Association of Independent Colleges and
                    Universities and SumNJ (since 1973). Member of the Audit,
                    Nominating and Risk Management Committees.

Photo of                 T. Joseph Semrod, 61, Director since 1981. Chairman of
T. Joseph           the Board and Chief Executive Officer (since 1981) and
Semrod              former President (1981-1996) of Summit. Chairman of the
                    Board (since 1981), Chief Executive Officer (since 1994) and former President (1994-1996) of SumNJ. Former Director of
                    Federal Reserve Bank of New York. Trustee and former
                    Chairman of The Partnership for New Jersey and the
                    International Financial Conference. Chair of New Jersey
                    State Chamber of Commerce. Member of the Executive
                    Committee.

Photo of                 Douglas G. Watson, 53, Director since 1996. President,
Douglas G.          Chief Executive Officer and Director (since February 1,
Watson              1997) of Novartis Corporation (healthcare, agribusiness and nutrition products). Formerly President and Chief Executive
                    Officer (1996-1997) of Ciba-Geigy Corporation
                    (pharmaceutical products) (predecessor to Novartis
                    Corporation) and former President (1986-1996) of the Pharmaceuticals Division, Ciba-Geigy Corporation. Formerly
                    Director of The Summit Bancorporation (1988-1996) and Summit
                    Bank (predecessor bank to SumNJ) (1986-1996). Director of
                    Engelhard Corporation. Member of the Executive, Compensation and Nominating Committees.

            CLASS III -- INCUMBENT DIRECTORS -- TERM EXPIRING IN 1999

Photo of                 S. Rodgers Benjamin, 71, Director since 1996. Chairman
S. Rodgers          of the Board (since 1992) and Chief Executive Officer (since
Benjamin            1962) of Flemington Fur Company (retailer). Formerly
                    Director (1982-1996) of The Summit Bancorporation and Summit
                    Bank (predecessor bank to SumNJ). Member of the Acquisition,
                    Executive, Compensation and Capital and Dividend Committees.

Photo of                 Robert L. Boyle, 62, Director since 1986.
Robert L.           Representative (since 1987) with the William H. Hintelmann
Boyle               Firm (realty and insurance) and Publisher Emeritus (since
                    1978) of The Dispatch (newspaper). Regent Emeritus of St.
                    Peter's College. Member of the State of New Jersey Supreme
                    Court Disciplinary Oversight Committee. Trustee of Oceanic
                    Free Library Association and Parents Support Group of New
                    Jersey. Director of the New Jersey Lawyer and SumNJ (since
                    1964). Chair of the Nominating Committee. Member of the
                    Audit and Capital and Dividend Committees.

Photo of                 Robert G. Cox, 57, Director since 1996. President
Robert G.           (since 1996) of Summit and Director and President (since
Cox                 1996) of SumNJ. Formerly Director (1981-1996), President
                    (1987-1996) and Chief Executive Officer (1994-1996) of The
                    Summit Bancorporation. Formerly Chairman of the Board
                    (1994-1996), President (1980-1996) and Chief Executive
                    Officer (1983-1996) of Summit Bank (predecessor bank to
                    SumNJ). Former Chairman of the New Jersey Bankers
                    Association. Member of the Board of Directors of the New
                    Jersey Business and Industry Association. Trustee of
                    Centenary College. Director of New Jersey Manufacturers
                    Insurance Company, New Jersey Reinsurance Co. and SumNJ
                    (since 1981). Member of the Executive Committee.

Photo of                 Elinor J. Ferdon, 61, Director since 1984. Volunteer
Elinor J.           professional. Director (since 1974), National President
Ferdon              (since 1996), former First Vice President (1993-1996) and
                    former Vice President (1987-1993) of the Girl Scouts of
                    U.S.A. Trustee of World Foundation for Girl Guides and Girl
                    Scouts, Inc. Vice Chair of Liberty Science Center and Hall of Technology. Member of the Board of Governors of United
                    Way of America. Trustee of the National Urban League, Inc.
                    Trustee Emeritus of Fairleigh Dickinson University and
                    Stoneleigh Burnham School. Director of SumNJ (since 1976).
                    Chair of the Audit Committee. Member of the Executive,
                    Compensation and Risk Management Committees.

Photo of                 John R. Howell, 64, Director since 1988. Vice Chairman
John R.             of the Board (since 1988) of Summit. Chairman of the Board
Howell              (since 1983) and Director and Chief Executive Officer (since
                    1976) of First Valley and Chairman of the Board (since
                    1988), Director (since 1976) and Chief Executive Officer
                    (1976-1990, 1994-present) of SumPA. Trustee of Moravian
                    College and Allentown Art Museum. Chairman of the Board of
                    First Valley Life Insurance Company. Director of Summit
                    Discount Brokerage Co. Member of the Risk Management
                    Committee.

Photo of                 Joseph M. Tabak, 65, Director since 1987. President
Joseph M.           and Chief Executive Officer (since 1991) of JPC Enterprises,
Tabak               Inc. (distributor of paper and plastic disposable products).
                    Former Chairman (1988-1989) and former President (1971-1988) of Bunzl Distribution USA, Inc., Northeastern Division and predecessor Jersey Paper Company (distributor of paper and plastic disposable products). Trustee of St. Peter's
                    Hospital Foundation and Highland Park Conservative Temple.
                    Director of SumNJ (since 1981). Chair of the Acquisition
                    Committee. Member of the Audit and Nominating Committees.

                   BENEFICIAL OWNERSHIP OF SUMMIT COMMON STOCK

                       BY DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below are the number of shares of Summit Common Stock beneficially owned by each Director of Summit, by each executive officer listed in the Summary Compensation Table and by all Directors and executive officers of Summit as a group as of February 17, 1998. The beneficial owners listed below hold sole voting and investment power over all shares listed, except as indicated. To Summit's knowledge, there is no person (as defined in Section 13(d)(3) of the Exchange Act) who beneficially owned five percent or more of the outstanding voting securities of Summit as of February 17, 1998.


                                                                                      PERCENTAGE
                                                                SHARES                 OF SUMMIT
                                                             BENEFICIALLY               COMMON
                                                                OWNED                   STOCK
                                                             ------------             ----------
S. Rodgers Benjamin .....................................     131,194 (1)(2)            .074%
Robert L. Boyle .........................................      99,614 (3)               .056%
James C. Brady, Jr. .....................................     325,763 (2)(4)            .184%
John G. Collins .........................................     477,810 (5)(6)            .270%
Robert G. Cox ...........................................     587,900 (5)(7)            .332%
T.J. Dermot Dunphy ......................................     113,096                   .064%
Anne Evans Estabrook ....................................      52,132                   .029%
Elinor J. Ferdon ........................................      29,052 (8)               .016%
Thomas H. Hamilton ......................................   1,196,203 (9)               .675%
Fred G. Harvey ..........................................       4,182 (10)              .002%
John R. Howell ..........................................     233,192 (5)(11)           .132%
Francis J. Mertz ........................................      15,790 (12)              .009%
George L. Miles, Jr. ....................................       3,607 (13)              .002%
William R. Miller .......................................      22,213 (14)              .013%
Stephen H. Paneyko ......................................     307,623 (5)(15)           .174%
Henry S. Patterson II ...................................      24,096                   .014%
T. Joseph Semrod ........................................   1,134,790 (5)(16)           .640%
Raymond Silverstein .....................................      40,291 (17)              .023%
Orin R. Smith ...........................................      23,943 (2)(18)           .014%
Joseph M. Tabak .........................................      82,882                   .047%
Douglas G. Watson. ......................................      24,335 (2)(19)           .014%
All Directors and executive officers as a group (35) ....   6,383,023 (20)             3.602%


-------------

     (1) Includes 112,711 shares held by Flemington Fur Company. As Chairman, CEO and a significant shareholder of Flemington Fur Company, Mr. Benjamin shares voting and investment powers over such shares.

     (2) Includes 1,350 shares which may be acquired within 60 days pursuant to options granted under The Summit Bancorporation 1995 Director Stock Option Plan and converted into options to purchase Summit Common Stock.

     (3) Includes 18,306 shares held in trusts for which Mr. Boyle serves as trustee, and 1,488 shares owned by Mr. Boyle's wife and 10,568 shares held by Mr. Boyle's wife as custodian over which Mr. Boyle disclaims voting and investment powers.

     (4) Includes 69,033 shares held by Mill House Associates, L.P. As Managing General Partner, Mr. Brady shares voting and investment powers over such shares.

     (5) Includes shares which may be acquired immediately or within sixty days granted under one or more of Summit's Stock Option Plans as follows: Mr. Collins--281,565 shares, Mr. Cox--356,849 shares, Mr. Howell--63,000 shares, Mr. Paneyko--24,000 shares, and Mr. Semrod--821,451 shares.

     (6) Includes 48,907 shares owned jointly with Mr. Collins' wife over which Mr. Collins shares voting and investment powers.

     (7) Includes 764 shares held by Mr. Cox as custodian for a minor child and 24,526 shares owned by Mr. Cox's wife over which Mr. Cox disclaims voting and investment powers.

     (8) Includes 4,500 shares owned by Mrs. Ferdon's husband over which Mrs. Ferdon disclaims voting and investment powers.

     (9) Includes 67,125 shares held by The Thomas H. Hamilton Foundation, Inc. As President and Trustee of The Thomas H. Hamilton Foundation, Inc., Mr. Hamilton has voting and investment powers over such shares.

     (10) Mr. Harvey owns all of these shares jointly with his wife and shares voting and investment powers with respect to these shares.

     (11) Includes 11,647 shares held by Mr. Howell's wife over which Mr. Howell disclaims voting and investment powers and 151 shares held by Mr. Howell as custodian for minor children.

     (12) Includes 1,323 shares held by Mr. Mertz as custodian for minor children, 5,019 shares owned jointly with Mr. Mertz's wife over which Mr. Mertz shares voting and investment powers, and 249 shares owned by Mr. Mertz's wife over which Mr. Mertz disclaims voting and investment powers.

     (13) Includes 300 shares owned by Mr. Miles' wife over which Mr. Miles disclaims voting and investment powers.

     (14) Includes 5,368 shares which may be acquired by Mr. Miller immediately pursuant to options granted under The Collective Bancorp Incentive Stock Option Plan and converted into options to purchase Summit stock.

     (15) Includes 1,650 shares owned by Mr. Paneyko's wife, 3,301 shares owned by a family member living in the same household and 3,165 shares held by Mr. Paneyko's wife as custodian for minor children over which Mr. Paneyko disclaims voting and investment powers.

     (16) Includes 492 shares held by Mr. Semrod's wife as custodian for a minor child, 968 shares owned by Mr. Semrod's wife and 981 shares owned by a family member living in the same household over which Mr. Semrod disclaims voting and investment powers.

     (17) Includes 1,912 shares owned by Mr. Silverstein's wife over which Mr. Silverstein disclaims voting and investment powers and 968 shares owned by a partnership in which Mr. Silverstein is a general partner.

     (18) Includes 744 shares owned by Mr. Smith's wife over which Mr. Smith disclaims voting and investment powers.

     (19) Includes 22,985 shares owned jointly with Mr. Watson's wife over which Mr. Watson shares voting and investment powers.

     (20) Voting and investment powers are shared as to 355,133 and disclaimed as to 81,850 of these shares. Includes 2,439,000 shares which may be acquired within 60 days under all Stock Option Plans.

                         CORPORATE GOVERNANCE GUIDELINES

     The Board of Directors has adopted the Corporate Governance Guidelines set forth below for the management of the Corporation.

DUTIES OF DIRECTORS.

o The business and affairs of the Corporation shall be managed by its officers under the direction of the Board of Directors.

o    Each director owes a fiduciary duty of loyalty to the Corporation.

o Each director owes a fiduciary duty of care and diligence to the Corporation.

o Each director, in discharging the director's duties to the Corporation and in determining what the director reasonably believes to be in the best interest of the Corporation, may, in addition to considering the effects of any action on shareholders, consider the effects on the Corporation's employees, suppliers, creditors, customers, the communities it serves, and the long term as well as the short-term interests of the Corporation and its shareholders.

o    Each director should represent all shareholder interests.

o It is desirable that each outside director serves on the board of one of the Corporation's subsidiaries.

DIRECTOR QUALIFICATIONS AND BOARD STRUCTURE.

o Not less than two-thirds of the directors shall be outside directors, i.e., persons not (i) currently employees of the Corporation, (ii) former executive officers of the Corporation, or (iii) professional advisors, consultants or counsel receiving material compensation for services to the Corporation.

o Each director must own at least 1,000 shares of common stock of the Corporation.

o    A director may not be elected to a new term after reaching age 73.

o Inside directors must retire from the Board upon retirement from full-time employment with the Corporation.

o A director whose personal circumstances change significantly (such as retirement, a change in employment, or circumstances which compromise the director's ability to serve the Corporation) shall offer to resign from the Board, subject to the Board's discretion to accept or reject the offer of resignation in the best interests of the Corporation.

o Depth and breadth of business and civic experience in leadership positions, ties to the Corporation's markets, and diversity of Board membership are criteria considered in reviewing nominees for the Board. The Corporation's By-Laws provide for shareholder nominations in accordance with specified procedures. Shareholders may also informally submit names to the Nominating Committee.

o The Board has determined not to set a limit on the maximum time an individual may serve as director or adopt policies on an ideal size for the Board or whether or not the positions of Chairman and Chief Executive Officer should be separate, in order to be free to make the choices which seem best for the Corporation at any particular time.

COMMITTEE STRUCTURE AND RESPONSIBILITIES.

o All Committee appointments shall be made by the Board. Outside directors normally serve on at least two Committees.

o    Committees shall regularly report their activities to the full Board.

o The Chair of the Executive Committee is an officer of the Corporation under its By-Laws and shall be an outside director. The Chair of each other Committee shall be an outside director.

o The Compensation, Audit and Nominating Committees shall consist solely of outside directors. A majority of members of all other Committees shall be outside directors.

o The Executive Committee shall exercise the powers of the Board of Directors between meetings of the Board to the extent permitted by law. The Executive Committee shall be responsible for planning management succession.

o The Compensation Committee recommends to the Board employment, promotion and remuneration arrangements for executive officers and directors. The Compensation Committee shall approve all executive incentive plans and grants thereunder. A portion of executive compensation shall be based on the performance of the Corporation and its business units. The Compensation Committee shall review the performance and salary of the Chief Executive Officer and senior executives annually. The Board shall meet annually in executive session with the Chief Executive Officer to discuss the recommendations of the Compensation Committee. The Compensation Committee shall also review the compensation of the outside directors annually. Inside directors shall not receive additional compensation for service as directors.

o The Audit Committee shall recommend the engagement and discharge of independent Certified Public Accountants, review their annual audit plan and the results of their auditing activities, and consider the range of audit and non-audit fees. It shall also review the general audit plan, scope and results of the Corporation's procedures for internal auditing, the independence and quality of service of the internal and external auditors, the adequacy of the internal control structure and progress of the Corporation's compliance program. The reports of examination of the Corporation and its subsidiaries by state and federal bank regulatory examiners shall be reviewed by the Audit Committee. The Audit Committee shall meet periodically in executive session with the independent Certified Public Accountants. It shall have authority to employ independent legal counsel.

o The Nominating Committee considers the appropriate size and makeup of the Board, and will seek nominees to fulfill the Corporation's qualifications and criteria for directors when it deems additions to the Board to be desirable. It will consider nominations from shareholders. The Nominating Committee shall review the performance of incumbent directors whose terms expire prior to their renomination.

o The Capital and Dividend Committee and the Board shall review the Corporation's dividend policy and capital program at least annually.

o The Acquisition Committee reviews acquisition strategy and reviews and recommends to the Board proposals for significant acquisitions.

o The Risk Management Committee has oversight responsibility for implementation of the enterprise risk management program of the Corporation. This program involves the identification of risks, risk measurement, guidelines for risk tolerance, development of risk controls and monitoring of risks. The risk elements are credit, market, liquidity, interest rate, operational, legal, reputational, fiduciary, compliance and environmental risk.

BOARD FUNCTIONS.

o Financial and investment results of the Corporation generally will be reported to the Board at each regularly scheduled meeting.

o The Board will annually review and approve the operating and capital plans (budgets).

o Management shall periodically prepare an updated strategic plan for the Corporation, which shall be presented to the Board for its consultation, advice and approval.

o The Annual Report to Shareholders, SEC Form 10-K, and the Proxy Statement shall be reviewed by the Board.

GENERAL POLICIES.

o    The Board encourages active efforts to seek diversity among employees.

o The Board believes that the Corporation and its subsidiaries should be good corporate citizens and serve the convenience and needs of their communities.

o The Board has issued a comprehensive policy prohibiting trading on inside information.

o Board members have complete access to executive officers of the Corporation. Senior executives regularly attend portions of the Board Meetings to make presentations and respond to questions. The Board encourages presentations from officers other than senior executives who have expertise and future potential.

o The Board believes that individual directors other than the Chairman of the Executive Committee should not communicate on CORPORATE ISSUES with the press, investors or employee groups without approval of the Board or Executive Committee or at the request of management.

o These corporate governance guidelines have been approved by the Board and may be amended by the Board as it deems appropriate.

NOMINATIONS TO SUMMIT'S BOARD

     The Nominating Committee will consider nominees recommended by shareholders. Nominations, including biographical information and a statement by the nominee that he or she is willing to serve if nominated, should be submitted to the Secretary by October 1 for consideration for proposal at the next annual meeting. Summit By-Laws state that a nominee must own 1,000 shares of Summit Common Stock and be under the age of 73. Various state and federal laws prohibit officers and directors of certain public utility holding companies and competitors of Summit from serving on Summit's Board. Details may be obtained from the Secretary.

     The By-Laws of Summit provide that nominations for the election of directors may be made at an annual meeting by any shareholder entitled to vote at the annual meeting but only if written notice of such intent, sent either by personal delivery or by United States mail, is received by the Secretary of Summit not later than 80 days in advance of the first anniversary of the preceding year's annual meeting (unless such annual meeting is more than 30 days before or 60 days after such anniversary, in which case such notice must be delivered not later than the later of 80 days prior to such annual meeting or 10 days after public announcement of the meeting date.) The notice must set forth:
(a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (b) a representation that such holder is a holder of record of shares of Summit entitled to vote at the annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between such holder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such holder, (d) such other information regarding each nominee proposed by such holder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors and (e) the consent of each nominee to serve as a director of Summit if so elected and a representation by such nominee that such person, at the time of notification satisfies, and, on the date of the Annual Meeting and thereafter during the continuation of directorship, will satisfy the qualifications for service as a director as set forth in Section 13 of Article III of the By-Laws. The By-Laws also provide that the chairman of the annual meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

REMUNERATION OF OUTSIDE DIRECTORS

     Outside Directors, i.e., Directors who are not employees of Summit or one of its subsidiaries, currently receive an annual retainer of $20,000 and $1,000 for each Board, Committee and Subcommittee meeting attended. In 1997, Mr. Dunphy, Chair of the Executive and Compensation Committees, received an additional $10,000 annual retainer and Mrs. Ferdon, Chair of the Audit Committee, received an additional $5,000 annual retainer. Outside Directors who serve as directors of subsidiaries also receive fees from such subsidiaries, which vary in amount, with annual retainers for membership on bank subsidiary boards ranging from $6,000 to $13,500 and fees for meetings attended ranging from $500 to $750. An outside Director may elect to defer payment of fees from Summit and its bank subsidiaries until reaching a stated age or until conclusion of service as a Director, with interest on deferred sums payable at the rate paid by SumNJ for IRA and Keogh Accounts.

     A retirement plan for individuals who are outside Directors of Summit on the date their service as a Summit Director ends, provides that outside Directors with five or more years of service as a Summit Director (a "Vested Director") are entitled to receive annually, for ten years or the number of years served as a Director, whichever is less, commencing upon the Vested Director's attainment of age 65 and retirement from the Summit Board or upon the Vested Director's disability, payments equal to the highest annual retainer rate in effect at any time for service as a Summit Director during the two-year period immediately preceding the Vested Director's date of retirement or, if earlier, date of death or disability. The plan further provides that, in the event a Vested Director dies before receiving all benefits to which he or she is entitled, the Vested Director's surviving spouse is entitled to receive all benefits not received by the deceased Vested Director, commencing upon such Vested Director's death. Upon a Change in Control of Summit the plan provides that each Director then sitting on the Summit Board, notwithstanding the length of time served as a Director, becomes entitled to receive annually, for ten years or twice the number of years served as a Director, whichever is less, payments equal to the higher of (i) the Director's annual retainer at the time of the Director's termination of Board service, or (ii) the highest annual retainer in effect at any time during the two-year period immediately preceding the Change in Control, commencing on the latest to occur of (a) the termination of the Director's Board service, (b) attainment of age 65 or (c) any date designated by the Director prior to the Change in Control. The definition of Change in Control for purposes of the Plan is similar to the definition of that term contained in the Termination Agreements discussed on page 21.

                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed exclusively of Directors who are not, and have not been, officers or employees of Summit or any of its subsidiaries (collectively, the "Company"). It is presently chaired by Mr. Dunphy, who also serves as Chair of the Executive Committee, and includes Mrs. Ferdon, Chair of the Audit Committee, Mr. Harvey, Chair of the Capital and Dividend Committee, and Messrs. Benjamin, Miles, Patterson, Silverstein and Watson.

     Summit's executive compensation program is a coordinated and balanced program consisting of:

          o    Salary and benefits;

          o    Incentive cash compensation;

          o    Stock option program; and

          o    Long-term performance stock program

     A number of elements are taken into account in determining an executive compensation program including company size and performance, management philosophy, stock market price volatility, industry practices, company culture and organizational structure. A balance must be achieved among:

          o Aligning the executives' goals with the shareholders' goals of stock appreciation and yield;

          o The Company's goals of attracting, retaining and motivating the best possible executives in a cost-effective way; and

          o The executives' goals of maximizing the amount and certainty of compensation as well as security of position.

     The elements of the executive compensation program fulfill different purposes:

          o The incentive cash feature stresses the importance of achieving specific goals each year.

          o The stock option and stock award programs are intended to provide a long-term incentive to build the Company's profits. They also serve as a strong motivator, a capital accumulation opportunity and a retention mechanism. Stock awards are also tax deductible by the Company in most cases without incurring any cash outlay. By increasing the shareholdings of executives, the stock programs align the goals of Summit executives with those of Summit shareholders. These programs are submitted to the shareholders for approval prior to their implementation.

     The present mix of the Summit executive compensation program is competitive with peers in cash bonus and above the median in long-term stock-related compensation. The Compensation Committee believes that this mix provides an appropriate balance to maximize long-term shareholder interests. A stock-weighted compensation program represents more risk to the executive because the compensation decreases if the Company's stock price declines. However, there is potentially more reward if the stock does appreciate, reflecting the increasing reward to the shareholders.

     The principal components of the compensation program can be seen in the Summary Compensation Table on page 14 under the following column headings: "(c) Salary", "(d) Bonus", "(f) Restricted Stock Awards","(g) Securities Underlying Options/SARs" and "(h) LTIP Payouts". Reporting of awards under the long-term performance stock program is split among three of the foregoing headings: (i) the unrestricted portion (generally, one-fifth) of each year's incentive stock award appears in the column titled "(d) Bonus" where it is aggregated with an executive's incentive cash bonus award, (ii) the restricted portion (generally, four-fifths) of each year's incentive stock award appears under the general caption "Long Term Compensation" in the column titled "(f) Restricted Stock Awards" and (iii) performance stock awarded in a prior year which an executive officer becomes entitled to receive by virtue of the attainment of the related performance goal (in some cases subject to certain additional restrictions on transferability which lapse in annual installments) appears in the column titled "Payouts--(h) LTIP Payouts". The last column of the Cash Compensation Table, "(i) All Other Compensation", aggregates the remaining miscellaneous forms of compensation, including term life insurance premiums paid on behalf of the executives under the Company life insurance program applicable to all employees and the employer matching contributions paid to the executives' accounts in the Savings Plan, a profit sharing and retirement plan established under Section 401(k) of the Internal Revenue Code of 1986 (the "Code"), pursuant to which the Company matches, subject currently with respect to 1998 to a maximum employer contribution of $7,200, 100% of voluntary contributions by an employee up to the first 3% of the employee's base salary and 50% of voluntary contributions by an employee for up to an additional 3% of the employee's base salary. Employees become eligible to participate in the Savings Plan after one year of service. Approximately 66% of the Savings Plan's assets are invested in Summit Common Stock, further aligning the employees' interests with those of the shareholders.

     The Compensation Committee periodically utilizes surveys and advice provided by outside compensation consultants in arriving at and making adjustments to the total compensation package appropriate for the executive officers of the Company. The surveys considered by the Compensation Committee for this purpose are primarily peer industry surveys but cross-industry surveys are also reviewed. The peer companies included in the peer industry surveys are either selected by the independent firms which conduct the surveys, or, in some cases such as the 1997 base salary survey discussed below, by the Company, but in either case consist of the commercial banks and bank holding companies operating primarily in the United States which are generally in the same asset size group as the Company. All but one of the 20 companies in the 1997 base salary survey are in the KBW 50 Index in the "STOCK PERFORMANCE GRAPH" section. In 1995 the Compensation Committee concluded a comprehensive review of the executive compensation program with the assistance of a nationally recognized outside compensation specialist. While the principal conclusion of the review was the desirability of broadening middle management participation in the cash bonus and long-term performance stock programs, the review also demonstrated the desirability of shifting executive officer awards under the stock award program from exclusive reliance on incentive stock awards to a blending of incentive stock and performance stock awards.

     Salary. Base salaries for executive officers, when initially set, are generally dependent upon peer industry salaries paid for comparable positions (as reflected in peer industry salary surveys) and correlate generally to the size of the organization. The responsibilities to be undertaken and the experience level of the particular executive officer are also taken into consideration when setting a salary. The Compensation Committee seeks to maintain average executive officer salaries near peer industry medians. With respect to increases in base salaries, the overall general performance of the Company for a given year, as well as trends in the economy and the banking industry, are taken into account in arriving at a percentage increase which is applied Company-wide as a guideline to the merit salary increases of all employees, including executive officers. Deviations from the guideline percentage are permitted in cases of exceptionally superior or inferior performance and to correct significant variances from marketplace salaries. A comprehensive review of the base salaries of senior management was conducted by the Compensation Committee in 1997 with the assistance of a nationally recognized outside compensation specialist. Base salaries were significantly below peers in many instances and were adjusted upward to competitive levels. A guideline percentage of 4% was applied to merit salary increases during 1997 and will be applied to merit salary increases during 1998.

     Cash Bonus. Cash bonuses are awarded pursuant to the Incentive Plan, a short-term plan adopted in 1982. The Incentive Plan provides for awards of cash bonuses to key officers of the Company at the conclusion of a fiscal year based on the Company's performance in relation to goals set for the Company at the beginning of the year, the Company's performance compared to peers, and the individual contributions of the officers involved and their profit centers. The aggregate amount of bonuses may not exceed 50% of aggregate participants' salaries and no bonuses will normally be paid when the after-tax income of the Company is less than 7% of average capital for the year, subject to the right of the Compensation Committee to make exceptions when deemed warranted.

     The Compensation Committee periodically uses surveys and recommendations provided by outside compensation consultants to establish percentages of base salary representing a cash bonus guideline for executive officers and ranges for permissible deviations above and below that guideline. In determining the amount of cash bonus awarded to executive officers, the Compensation Committee evaluated the Company's performance in 1997 using three categories: financial plan (including earnings growth), comparison to industry peers and corporate positioning objectives. The Compensation Committee assigns relative weights to several categories each year which reflect, in its judgment, as of that year, the relative importance of each category to the long-term prospects of the Company. In arriving at the bonus paid with respect to 1997, the Compensation Committee determined that the Company had performed at a level equal to 142.5% of the performance deemed desirable for payment of the cash bonus guideline and paid cash bonus amounts to executives having a median of approximately 140.9% of the cash bonus target for each salary range (but no higher than the maximum and no lower than the minimum in the guideline range). The Compensation Committee placed particular significance on the Company's completion of several acquisitions, attaining financial goals of a return on assets in excess of 1.4%, a return on equity in excess of 17% and an efficiency ratio better than 52%, financial performance versus peers, revenue enhancement savings of $11.2 million and a reduction in non-performing assets of 40% to $99.2 million.


                                                     SUMMARY COMPENSATION TABLE

                                                                                               LONG TERM COMPENSATION
                                                                                --------------------------------------------------
                                              ANNUAL COMPENSATION                          AWARDS                    PAYOUTS
                             -----------------------------------------------    -------------------------  -----------------------
    (a)                        (b)       (c)          (d)            (e)            (f)          (g)         (h)          (i)
                                                                    OTHER                    SECURITIES
                                                                   ANNUAL       RESTRICTED   UNDERLYING     LTIP       ALL OTHER
NAME AND                                                           COMPEN-         STOCK      OPTIONS/     PAYOUTS      COMPEN-
PRINCIPAL POSITIONS            YEAR    SALARY($)   BONUS($)(1)   SATION($)(2)   AWARDS($)(3)    SARS(#)    ($)(3)(4)  SATION($)(5)
-------------------            ----    ---------   -----------   ------------   ------------  ----------   ---------  ------------
T. Joseph Semrod               1997    $775,000     $1,094,013      $3,330      $1,576,050     129,000    $748,125      $13,067
 Chairman of the Board         1996     737,500        731,800         --          427,200     112,500     164,650       10,676
 and CEO of Summit and         1995     707,500        559,300         --          337,200      97,500         --        16,785
 SumNJ

Robert G. Cox(6)               1997    $517,000     $  679,225      $2,835      $1,236,900     109,000    $635,906      $10,767
 President of Summit           1996     484,167        435,780         --          363,120      95,625     140,175        8,424
 and SumNJ                     1995         --             --          --              --          --          --           --
John G. Collins                1997    $392,500     $  444,513      $1,080      $  778,050      50,000    $149,625      $ 9,721
 Vice Chairman of the          1996     359,000        293,400         --          213,600      37,500      53,400        7,317
 Board of Summit and           1995     326,500        195,100         --          112,400      33,000         --        12,866
 SumNJ

John R. Howell                 1997    $345,000     $  274,875      $  518      $  199,500         --     $ 31,421      $ 9,332
 Vice Chairman of the          1996     331,500        231,150         --           31,150      31,500      30,705        7,324
 Board of Summit,              1995     318,500        189,344         --           52,688      31,500         --         8,269
 Chairman of the Board,
 President and CEO
 of SumPA

Stephen H. Paneyko             1997    $293,500     $  203,409      $  675      $  145,635      24,000    $ 59,850      $ 7,975
 Senior Executive Vice         1996     281,750        182,700         --          106,800      24,000      33,375        5,976
 President/Commercial          1995     270,500        144,319         --           77,275      24,000         --        10,444
 Banking of Summit
 and SumNJ


-----------------

(1) Includes value of unrestricted portion of incentive stock award and any cash bonus, both of which are paid in the fiscal year following the fiscal year for which they are reported.

(2) Represents dividends on performance stock. Perquisites and other personal benefits, securities or property paid during the indicated fiscal year did not exceed, with respect to any named executive officer, the lesser of $50,000 or 10% of the annual salary and bonus reported in the table for that individual, and are therefore excluded from "Other Annual Compensation".

(3) The total number of shares of incentive stock and performance stock awards still subject to restrictions on transferability held and their aggregate market value as of December 31, 1997 are as follows: Mr. Semrod: 55,620 shares, $2,940,908; Mr. Cox: 38,208 shares, $2,020,248; Mr. Collins: 18,300 shares, $967,613; Mr. Howell: 4,740 shares, $250,627; Mr. Paneyko: 10,420 shares, $550,958.

     The vesting period of the incentive stock and performance stock awards subject to restrictions on transferability with respect to each of the three years in the table above were as follows:

                                   1 YEAR       2 YEARS      3 YEARS    4 YEARS
                                   ------       -------      -------    -------
T.J. Semrod             1997       10,900        10,900       10,900     10,900
                        1996        4,710         4,710        4,710      4,710
                        1995        3,600         3,600        3,600      3,600
R.G. Cox                1997        8,750         8,750        8,750      8,750
                        1996        4,005         4,005        4,005      4,005
                        1995          --            --           --         --
J.G. Collins            1997        4,500         4,500        4,500      4,500
                        1996        2,160         2,160        2,160      2,160
                        1995        1,200         1,200        1,200      1,200
J.R. Howell             1997        1,000         1,000        1,000      1,000
                        1996        1,395           345          --         --
                        1995        1,125         1,125          --         --
S.H. Paneyko            1997          970           970          970        970
                        1996        1,125         1,125        1,125      1,125
                        1995          825           825          825        825


     Dividends are paid on all shares of restricted stock held by the named executive officers.

     Stock Bonus and Long Term Compensation. To encourage growth in shareholder value, the Compensation Committee believes that senior executives who are in a position to make a substantial contribution to the long-term success of the Company should have a significant stake in the Company and its ongoing success. An equity position in the business focuses attention on managing the Company as an owner. To encourage growth in shareholder value, the stock component of the executive compensation program includes a long-term performance stock program and a stock option program. These stock-based programs are designed to mature and grow in value over time and for that reason represent compensation which is attributable to service over a period of time.

     The Long-Term Performance Stock Program is designed to reward executives who meet predetermined performance standards and retain the executives by paying out stock over a period of time. The program consists of: (i) performance stock awards, which are (x) awards made with respect to services rendered in the prior fiscal year following the attainment of Company, division and personal performance standards but which are earned only upon the subsequent attainment of one or more objectively verifiable future performance goals, (y) fixed with respect to the number of shares underlying the award at the time the performance goals are set, and (z) intended to qualify for the performance based exemption (the "Performance Based Exemption") under Section 162(m) of the Code; and (ii) incentive stock awards, which are awards made with respect to services rendered in the prior fiscal year following the attainment of Company, division and personal performance standards but which are not intended to qualify for the Performance Based Exemption. Performance stock awards, in addition to requiring the future satisfaction of performance goals prior to being earned, may contain restrictions upon transferability after being earned which lapse in annual increments following the attainment of the performance goals. Incentive stock awards typically consist of a portion (generally one-fifth of the total award) which is transferred without restriction to the participant immediately upon being awarded and a remaining portion (generally four-fifths of the total award) which contains restrictions on transferability which lapse in annual increments generally over the four years following the award, provided the executive remains in the employ of the Company during that time. Performance stock awards are reported in the Summary Compensation Table under column (h) as LTIP (long term incentive plan) Payouts in the year a particular performance stock award is made (and the year to which the related performance goal pertains), although Compensation Committee certification of performance goal attainment does not occur, and distribution of awarded shares does not commence, until the year following the year the award is made. By contrast, incentive stock awards are reported in the Summary Compensation Table in the year preceding the year the award is made because incentive stock awards are based exclusively on services rendered in such preceding year and are not further conditioned upon attainment of performance goals. Pursuant to regulations of the SEC, the unrestricted portion of an annual incentive stock award is reported as annual compensation in column (d) of the Summary Compensation Table and the remaining restricted portion of the award, which is distributed in annual installments as restrictions on transferability lapse, generally in four equal annual installments, is reported as long-term compensation in column (f) of the Summary Compensation Table.

     The Compensation Committee periodically utilizes surveys and recommendations provided by outside compensation consultants to establish a long-term performance stock program guideline and ranges for permissible deviations above and below this guideline. Following the end of a fiscal year and based on the foregoing, the Chief Executive Officer determines an appropriate stock award recommendation for each executive officer. The Compensation Committee then weighs as it deems appropriate the performance of each executive officer and the evaluation and recommendation of the Chief Executive Officer and makes incentive stock and performance stock awards after taking into account the overall performance of the Company or one or more elements thereof or such other factors as the Compensation Committee considers relevant. When determining appropriate stock awards to make with respect to services rendered in 1997, the Compensation Committee considered the same criteria asit did when determining the appropriate cash bonus amounts, with lesser deviation from target amounts, dueto the long-term nature of stock incentives. Awards to top executives also took into consideration emerging industry compensation trends and contributions to enhancement of franchise value. While typically one-fifth of an

(4) Contains entire performance stock award (made in the year for which listed) which an executive became entitled to receive (in the year following the year for which listed) by virtue of the attainment of the performance goal relating to the year listed. No performance stock awards were made prior to 1996.

(5) Amounts listed under "All Other Compensation" for 1997 include Company contributions to the Savings Plan ("SIP") and the dollar value of insurance premiums paid with respect to term life insurance (INS) for the named executive officers as follows: Mr. Semrod: SIP-$6,333, INS-$6,733; Mr. Cox:
     SIP-$6,394, INS-$4,374; Mr. Collins: SIP-$6,400, INS-$3,321; Mr. Howell:
     SIP-$6,335, INS-$2,997; Mr. Paneyko: SIP-$5,977, INS-$1,997.

(6) Mr. Cox joined Summit during 1996 in connection with the merger of The Summit Bancorporation into the Corporation, although compensation information provided herein with respect to Mr. Cox is given for all of 1996.


                                          OPTION/SAR GRANTS IN LAST FISCAL YEAR

 (a)                             (b)                (c)               (d)              (e)                    (f)
                                                PERCENT OF
                              NUMBER OF            TOTAL
                             SECURITIES        OPTIONS/SARS        EXERCISE
                             UNDERLYING         GRANTED TO            OR
                            OPTIONS/SARS       EMPLOYEES IN       BASE PRICE       EXPIRATION             GRANT DATE
NAME                         GRANTED(1)         FISCAL YEAR        ($/SH)(2)          DATE           PRESENT VALUE ($)(3)
----                         ----------         -----------        ---------        --------         --------------------
T. Joseph Semrod (CEO) ....   112,500               7%              $29.42          2/3/2007              $883,327
Robert G. Cox .............    95,625               6%              $29.42          2/3/2007               750,828
John G. Collins ...........    37,500               2%              $29.42          2/3/2007               294,442
John R. Howell ............    31,500               2%              $29.42          2/3/2007               247,331
Stephen H. Paneyko ........    24,000             1.5%              $29.42          2/3/2007               188,443


--------------

(1) The stock option grants listed in this table are reported as 1996 compensation on the Summary Compensation Table.

(2) Exercise price equals 100% of the fair market value of a share of Summit Common Stock on the grant date, which was January 24, 1997 for all options listed above. All listed options are nonqualified options, become exercisable one year from the date of grant and terminate upon a termination of employment, except termination of employment occurring due to death, disability, retirement or dismissal without cause.

(3) Black-Scholes Option Pricing Model used. The Black-Scholes value, an estimate based on assumptions about future stock price volatility and dividend yield, was 26.7% of the stock price on the date of the grant. The estimated volatility of 18.8% and dividend yield of 3.31% were based on historical data from the prior three years. The estimated value also reflects a risk-free rate of return of 6.75% and a 10-year and ten-day option term.


                      AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

   (a)                            (b)                (c)             (d)              (e)             (f)         (g)
                                                                    NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                        OPTIONS/SARS                  OPTIONS/SARS
                                                                      AT FY-END(#)(1)                AT FY-END($)(1)
                           SHARES ACQUIRED                     -----------------------------   ---------------------------
NAME                        ON EXERCISE(#)   VALUE REALIZED($) EXERCISABLE     UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------         ----------------  ----------------- -----------     -------------   -----------   -------------
T. Joseph Semrod (CEO) ....    142,747          $3,694,098         708,951       129,256       $28,132,402     $3,325,136
Robert G. Cox(2) ..........          0                   0         261,224        95,625         9,312,892      2,243,200
John G. Collins ...........     44,700           1,155,992         256,320        37,500        10,188,480        879,686
John R. Howell ............    204,269           6,287,831          31,500        31,500           930,563        738,936
Stephen H. Paneyko ........    240,187           7,249,030               0        24,000                 0        562,999


-----------

(1) Year-end 1997 numbers and values exclude options granted in January 1998, which are reported as 1997 compensation on the Summary Compensation Table.

(2) Includes options granted by The Summit Bancorporation prior to its merger with Summit in 1996, which options were converted in the merger into options to purchase Summit Common Stock.

incentive stock award constitutes immediate compensation to the executive officer, the balance of an incentive stock award is typically received in four annual installments but only if the executive officer remains in the employ of the Company during the applicable installment period. Additionally, performance stock, though awarded on the basis of a performance evaluation that considers prior year performance, is earned by the executive officer only if the performance goals established in conjunction with the performance stock award are satisfied by future performance. Two hundred fifty-six employees participated in the January 1998 stock awards applicable to services rendered in 1997, receiving an aggregate of 364,300 shares. Included in this aggregate stock award is 66,900 shares of performance stock awarded to 19 key employees. Generally, the performance stock award made in January 1998 to an executive officer represented, as a percent of the entire stock award made to the executive officer in January 1998, approximately a forty-five percent increase over the percentage of 1997 stock awards consisting of performance stock awards made to that executive officer and reflects the Compensation Committee's shift from exclusive reliance on incentive stock to a blending of incentive stock and performance stock in the long-term performance stock program (discussed earlier in connection with the comprehensive review of executive compensation conducted by the Committee in 1995).

     Stock options are a performance-motivating incentive because they have no value unless the Company's stock price increases. Surveys and recommendations provided by outside compensation consultants are periodically used by the Compensation Committee to establish stock option guidelines (determined in number of options), and ranges of permissible deviations above and below those guidelines, for each salary level of officer at Summit and each of its subsidiaries. The Compensation Committee, on a subjective basis and entirely within its discretion, then evaluates the overall financial performance of the Company, or any element thereof, and determines whether to grant options in accordance with the stock option program guidelines or amounts greater than or less than the guidelines. When determining appropriate option grants to make with respect to services rendered in 1997, the Compensation Committee considered the same criteria as it did when determining the appropriate cash bonus amounts, with lesser deviation from target amounts, due to the long-term nature of stock incentives. The Compensation Committee does not generally consider currently outstanding and previously granted options when making grants. The Compensation Committee does not consider the aggregate size of current grants when making individual grants, but the 1993 Incentive Stock and Option Plan contains a specific individual and aggregate annual grant limitation. It is intended that stock options qualify for the Performance Based Exemption.

     The stock option program is designed with a broad scope to align the interests of a large number of employees with shareholder interests. A total of 1,420 current employees hold one or more stock options granted with respect to the current year or to prior years. This amounts to 19% of the full time work force. With respect to stock options granted in January 1998 for services rendered in 1997, 1,064 employees received options on 1,903,650 shares. Set forth in the Summary Compensation Table are the stock option grants made in January 1998 to the five named executive officers for services rendered in 1997. The table titled "Option Grants in Last Fiscal Year" sets forth (pursuant to SEC requirements) the stock option grants made to the five named executive officers in 1997 for services rendered in 1996.

     To further encourage employee ownership of Summit Common Stock, the Company offers a payroll deduction plan which facilitates employee purchases of Summit Common Stock through the Dividend Reinvestment Plan (at a fair market value determined in accordance with the terms of the Dividend Reinvestment Plan). Employees may also invest in Summit Common Stock through the Company's Savings Plan.

     Chief Executive Officer. In general, Mr. Semrod's compensation is determined in the same manner as that of other senior executives, as described above. In determining Mr. Semrod's cash bonus, stock option grant and incentive stock and performance stock award for 1997, the Compensation Committee considered in accordance with the practices and procedures described above the surveys and recommendations of compensation consultants previously cited, including emerging industry compensation trends and Mr. Semrod's performance in enhancing the franchise value of the Company, as well as the same criteria regarding the overall performance of the Company as the Compensation Committee considered when determining the appropriate cash bonus amounts to pay other executive officers.


                                  LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                                          ESTIMATED FUTURE PAYOUTS
                                                                                      UNDER NON-STOCK PRICE BASED PLANS
                                                                                 --------------------------------------------
                                                          PERFORMANCE OR
                                                        OTHER PERIOD UNTIL
                                      NUMBER OF            MATURITIES OR         THRESHOLD         TARGET            MAXIMUM
NAME                               SHARES AWARDED            PAYOUT(1)              (#)              (#)               (#)
----                               --------------           -----------           -------           -----            -----
T. Joseph Semrod (CEO) ............     15,000                12/31/97               0              15,000           15,000
Robert G. Cox .....................     12,750                12/31/97               0              12,750           12,750
John G. Collins ...................      3,000                12/31/97               0               3,000            3,000
John R. Howell ....................        630                12/31/97               0                 630              630
Stephen H. Paneyko ................      1,200                12/31/97               0               1,200            1,200


------------

(1) Award of performance stock was subject to attainment of performance goal based upon the Company's return on assets for the fourth quarter of fiscal 1997, excluding extraordinary items and non-recurring charges and determined according to generally accepted accounting principles. Upon attainment of the performance goal, the performance stock became fully vested as to one portion of the award (typically one-fifth, except for Mr. Howell, whose entire award vested immediately due to his expected 1998 retirement). The remaining portion of the award (typically four-fifths) became subject to restrictions on transferability which will lapse in equal annual installments.

     Compliance with Section 162(m) of the Code. With certain exemptions, including compensation qualifying for the Performance Based Exemption, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million for each such executive for a taxable year. At its 1996 Annual Meeting of Shareholders, the Company proposed and shareholders approved amendments to the Summit Bancorp. 1993 Incentive Stock and Option Plan intended to qualify options and performance stock granted pursuant thereto for the Performance Based Exemption.

Respectfully submitted,

T.J. Dermot Dunphy, Chairman

S. Rodgers Benjamin, Elinor J. Ferdon, Fred G. Harvey, George L. Miles, Jr., Henry S. Patterson II, Raymond Silverstein and Douglas G. Watson.

                             STOCK PERFORMANCE GRAPH

     Set forth below is the five year Cumulative Total Return stock performance graph for (i) Summit Common Stock, (ii) the Keefe, Bruyette & Woods, Inc. ("KBW") 50 Index, an industry index consisting of 50 money-center and regional banking companies and (iii) the Standard & Poor's ("S&P") 500 Market Index, a broad market index covering the stocks of 500 large capitalization companies.

                                SUMMIT BANCORP.,

                          KBW 50 INDEX & S&P 500 INDEX

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*


                  GRAPHICAL REPRESENTATION OF DATA TABLE BELOW
                                   (DOLLARS)

                        1992     1993      1994      1995      1996     1997
                        ----     ----      ----      ----      ----     ----
Summit Bancorp ........  100    101.62    105.88    160.79    204.57   381.54
KBW 50 Index ..........  100    105.54    100.16    160.41    226.92   331.73
S&P 500 Index .........  100    110.08    111.54    153.45    188.69   251.64

-------

  Assumes $100 invested on January 1, 1993
* Total Return assumes reinvestment of dividends

             ADDITIONAL INFORMATION REGARDING DIRECTORS AND OFFICERS

     Some executive officers, Directors and nominees for election as Director of Summit and their associates have deposit accounts with one or more of Summit's bank subsidiaries and may also have transactions with one or more subsidiaries, including loans, in the ordinary course of business. All loans in excess of $60,000 to executive officers and Directors and their associates were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Summit's executive officers and directors, and any persons owning ten percent or more of a registered class of Summit's equity securities, to file initial statements of beneficial ownership (Form 3), statements of changes in beneficial ownership (Form 4) and annual statements of beneficial ownership (Form 5) with the SEC and the NYSE. Persons filing such statements are required by SEC regulation to furnish the Company with copies of all such beneficial ownership statements filed under Section 16(a) of the Exchange Act.

     Based solely on its review of the copies of beneficial ownership statements received by it, or written representations from certain reporting persons that no beneficial ownership statements were required for those persons, Summit believes that during 1997 all beneficial ownership statements under Section 16(a) of the Exchange Act which were required to be filed by executive officers and directors of Summit in their personal capacities were filed in a timely manner, with the following exception: clerical delays in the Corporate Secretary Department resulted in a delay in the reporting of a purchase of 232 shares by Mr. Watson from the required Form 4 filing in June, 1997 to a Form 4 filed in November, 1997.

                  CERTAIN INFORMATION AS TO EXECUTIVE OFFICERS

EMPLOYMENT AGREEMENTS

     Summit entered into an employment contract with Mr. Semrod when he joined Summit in 1981. This contract renews annually for a one-year term, unless the contract is terminated for cause or due to disability or death, or notice of nonrenewal is given 120 days prior to its April 2d anniversary date. No notice of nonrenewal has been given. The contract provided for a minimum base salary of $200,000 per annum, subject to periodic review to reflect the impact of inflation, performance, and competitive compensation levels. Mr. Semrod's contract also provides for a cash bonus formula; however, since the establishment in 1982 of the Incentive Plan which provides for bonuses to key employees of Summit and its subsidiaries, Mr. Semrod's bonus has been calculated and paid under that Plan rather than under the contractual formula.

     Summit entered into an employment agreement with Robert G. Cox at the effective time of the Corporation's merger with The Summit Bancorporation (the "Effective Time"), which provides for Mr. Cox to serve as the President of SumNJ for an initial term ending March 1, 1999. The initial term of the Agreement is automatically extended one additional year on each of the first two anniversary dates of the agreement unless either party gives at least 180 days advance notice that such party elects not to so extend the agreement. The first two anniversary dates were March 1, 1997 and March 1, 1998, respectively, and no such notice was given. The employment agreement additionally provides for Mr. Cox to receive (i) a base salary of not less than $500,000, (ii) an annual bonus at least equal to the highest annual bonus received by him during any of three calendar years preceding the Effective Time, (iii) incentive, savings and retirement plan benefits which in the aggregate are equal to those received by peer executives of Summit, or, if more favorable, the most favorable incentive, savings and retirement plan benefits received by him in the 180 days preceding the Effective Time, (iv) health and welfare plan benefits which in the aggregate are equal to those received by peer executives of Summit, or, if more favorable, the most favorable health and welfare plan benefits received by him in the 180 days preceding the Effective Time, and (v) other customary fringe benefits received by peer executives of Summit, or, if more favorable, the most favorable of the fringe benefits received by him in the 180 days preceding the Effective Time. In the employment agreement Mr. Cox agreed that for a period of one year following any termination of the employment agreement he will not accept employment with any national or state bank or thrift institution or affiliate thereof at a place of employment within 25 miles of any branch location of Summit or any of its subsidiaries. The employment agreement also provides for Summit to assume the obligations of the former Summit Bancorporation under the change of control agreement between the former Summit Bancorporation and Mr. Cox. The change of control agreement provides for Mr. Cox to receive certain benefits and a severance payment in the event his employment is terminated following a change of control or a potential change of control as those terms are defined in the agreements (the "Change of Control Events") equal to three times the highest salary and bonus received by him in the 36 months preceding the change of control. The agreement also provides for reimbursement of a portion of the excise taxes payable (if any) as a result of receipt by Mr. Cox of payments and benefits as a result of a termination after a Change of Control Event. The term of the change of control agreement extends through December 31, 1998 but is automatically extended each January 1, commencing January 1, 1998, for an additional one year unless either party gives the other party six months advance written notice of termination. In the event of a change of control the agreement remains in effect for not less than 36 months following the change of control. In no event does the agreement extend beyond Mr. Cox's 65th birthday.

EXECUTIVE SEVERANCE PLAN

     In 1986 the Summit Board adopted the Summit Executive Severance Plan (the "Severance Plan") to enhance the ability of Summit to retain existing management and attract new executives when needed, to reward key executives for their service to the Company with reasonable compensation in the event of a termination of their employment under any of the circumstances set forth in the Plan and to reduce legal expense and management time associated with executive terminations by establishing generally applicable executive severance standards. Key executives of the Company are eligible to be selected as Plan participants. The Summit Board has selected the following executive officers to be Plan participants: T. Joseph Semrod, John G. Collins, John R. Howell, Stephen H. Paneyko, John R. Haggerty, Larry L. Betsinger, Alfred M. D'Augusta, John R. Feeney, William J. Healy, Sabry J. Mackoul, Joseph A. Micali, Jr., Richard F. Ober, Jr., Dennis Porterfield, Alan N. Posencheg and Edmund C. Weiss, Jr. Their period of participation will expire as of December 15, 1999.

     The Severance Plan provides that, in the event a participant's employment is terminated by the Company, other than for Cause (as defined in the Severance
Plan), death, disability or retirement, or by the participant for Good Reason (as defined in the Severance Plan) within 6 months of any event alleged to constitute Good Reason, the participant, upon signing a Release, Covenant Not to Sue and Non-Disclosure and Non-Solicitation Agreement in the form set forth in the Severance Plan, is entitled to receive: (i) a lump sum cash payment equal to two times the highest annual rate of base salary in effect for the participant during the twelve month period preceding the notice of termination; (ii) a lump sum cash payment equal to two times the highest annual cash incentive bonus earned by the participant during the three fiscal years preceding the date of termination; (iii) two years of employee benefits plans participation and outplacement services and one year of perquisites or the cash equivalent. All payments and benefits are reduced pro rata within two years of normal retirement.

     The Severance Plan generally defines "Good Reason" to include: (i) the assignment of duties which are inconsistent with the participant's then title and salary grade or a significant reduction in the participant's authority and responsibility as a senior executive; (ii) the removal of the participant from, or any failure to reappoint or reelect a participant to, the title of Executive Vice President or above; (iii) a reduction in the participant's salary or the failure to grant increases in the participant's salary comparable to those granted executives of the Company of comparable title, salary grade and performance ratings; (iv) locating the participant's office anywhere other than an executive office of Summit or a subsidiary located in New Jersey or Pennsylvania within sixty miles of Corporate Headquarters; (v) the failure to provide the participant with welfare benefits, perquisites and participation in all cash and stock bonus and incentive plans of the Company on substantially the same terms as provided to executives of comparable title and salary grade; or
(vi) notice from the Company that the participant's participation in the Severance Plan or the participant's Termination Agreement (described below) would not be renewed.

TERMINATION AGREEMENTS

     The Board of Directors has approved Termination Agreements with certain executive officers of Summit for the purposes of enhancing the ability of Summit to retain existing management and attract new executives and of rewarding key executives for their service to the Company with reasonable compensation in the event their employment is terminated as provided in the Termination Agreements. In the Termination Agreements, each officer has agreed that in the event any person or entity takes certain steps designed to effect a Change in Control (as defined below) of Summit, the officer will not voluntarily leave the employ of the Company (except upon a normal retirement date) and will continue to perform the officer's regular duties and services for the Company until such person or entity has abandoned or terminated efforts to effect a Change in Control or until a Change in Control has occurred. The following executive officers are currently parties to Termination Agreements with Summit: Messrs. Semrod, Collins, Feeney, Howell, Paneyko, Haggerty, Betsinger, D'Augusta, Healy, Mackoul, Micali, Ober, Porterfield, Posencheg, and Weiss. The Termination Agreements provide that if, within three years after a Change in Control of Summit, the officer's employment with the Company is terminated by the Company, other than for Cause, death, disability or retirement, or by the officer for Good Reason (as defined below), the officer is entitled to receive (i) a lump sum cash payment equal to the difference between (A) the sum of three times the officer's base salary at the highest rate in effect during the twelve-month period preceding the notice of termination, plus three times the highest annual cash bonus earned by the officer during the three preceding fiscal years, and
(B) the aggregate lump sum cash amounts relating to base salary and bonus payable to the officer under the Company's Executive Severance Plan in the event of the termination of his employment; (ii) upon retirement an amount of total retirement benefits equal to that which the officer would have received from defined benefit retirement plans of the Company, if the officer's employment had continued for ten years beyond the termination date or until the officer's normal retirement date, if earlier. The officer is also entitled to remain an active participant in all employee welfare benefit plans for a period of 36 months after the date of termination. The Termination Agreements further provide that in the event any payment or benefit received or to be received by the officer pursuant to the Termination Agreements or any other plan, arrangement or agreement of the Company would, in the opinion of independent tax counsel, be subject to the excise tax imposed by Section 4999 of the Code, the Company shall pay to the officer an amount that would restore the officer to the same after tax position as if the excise tax had not been imposed.

     To come within the terms of the Termination Agreements the Change in Control of Summit must occur, or efforts designed to lead to a Change in Control of Summit must commence, before the earlier (i) the officer's death, disability or retirement or (ii) the fifth anniversary of the Termination Agreement. The Termination Agreements provide for automatic renewal on the day following the fifth anniversary of the date thereof and each annual anniversary thereafter unless the officer is no longer employed by the Company or a subsidiary of the Company on such date, the officer has reached normal retirement date or the Company has given twelve months notice that it will not extend the Termination Agreement. A "Change in Control" of Summit is defined to include: (i) a Change of Control required to be reported under the Federal securities laws; (ii) the acquisition by any person of beneficial ownership of 25% or more of the combined voting power of Summit's outstanding securities; (iii) a change in the composition of majority membership of the Board of Directors over any two-year period; (iv) a change in ownership of Summit such that Summit becomes subject to the delisting of its Common Stock from the NYSE; (v) the approval by the Board of the sale of all or substantially all of the assets of Summit; or (vi) the approval by the Board of any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (i), (ii) or (iii) above or that the stockholders of the Company own less than 65% of the combined voting power of the resulting entity.

     "Good Reason", for purposes of the Termination Agreements, is defined to mean: (i) the assignment of duties which are materially different or require substantially more business travel than duties prior to the Change in Control or which represent a significant reduction in authority and responsibility; (ii) removal from, or failure to reappoint or reelect the officer to the highest office held in the six months prior to the Change in Control; (iii) a reduction in the officer's salary or the failure to grant increases in salary comparable to those granted officers of comparable title, salary grade and performance ratings; (iv) a change in the officer's base location to anywhere other than an executive office of the Company or a subsidiary located in New Jersey or Pennsylvania within 25 miles of the officer's office prior to the Change in Control; (v) the failure to provide the officer with benefits and perquisites the same as or comparable to those provided in the twelve months prior to the Change in Control or (vi) the failure of Summit to obtain the express written assumption of a Termination Agreement by any successor to Summit; (vii) a termination of employment by the officer for any reason other than disability or normal retirement within 30 days of the first anniversary of an event constituting a Change in Control or (viii) notice by the Company that the officer's participation in the Company's Executive Severance Plan or the officer's Termination Agreement would not be renewed.

1993 INCENTIVE STOCK AND OPTION PLAN

     The terms of Summit's 1993 Incentive Stock and Option Plan provide that upon any change in control of Summit all unexercisable employee stock options become immediately exercisable and all stock awards subject to restrictions on transferability become immediately released from such restrictions. These terms apply to all employees holding unexercisable stock options and restricted stock awards, including executive officers. A change in control for purposes of the stock incentive plans is generally the same as that for the Termination Agreements.

PENSION PLANS

     Summit maintains a noncontributory pension plan, qualified as a "defined benefit" pension plan under the Code, which applies to salaried employees, including executive officers, of Summit and its subsidiaries (the "Basic Plan"). Due to certain benefit restrictions placed on the Basic Plan by the Code, Summit also maintains a retirement restoration plan and a supplemental retirement plan applicable to all salaried employees covered by the Basic Plan (the "Supplemental Plans"). The following table sets forth the estimated total annual pension benefits payable under the Basic Plan and the Supplemental Plans at normal retirement (age 65) at the Years of Credited Service and salary levels indicated:


                                    PENSION PLAN TABLE

                                          ANNUAL BENEFIT FOR YEARS OF CREDITED
     HIGHEST AVERAGE YEARLY                     SERVICE INDICATED(a)(b)
         BASE SALARY OF       --------------------------------------------------------------
     CONSECUTIVE 60 MONTHS    15 YEARS       20 YEARS     25 YEARS    30 YEARS      35 YEARS
     ---------------------    --------       --------     --------    --------      --------
$125,000 .................     36,099       $ 48,132     $ 60,165     $ 72,198     $ 75,000
                                                                                    (84,232)
$150,000 .................     43,599         58,132       72,665       87,198       90,000
                                                                                   (101,732)
$200,000 .................     58,599         78,132       97,665      117,198      120,000
                                                                                   (136,732)
$250,000 .................     73,599         98,132      122,665      147,198      150,000
                                                                                   (171,732)
$300,000 ..................    88,599        118,132      147,665      177,198      180,000
                                                                                   (206,732)
$400,000 ..................   118,599        158,132      197,665      237,198      240,000
                                                                                   (276,732)
$500,000 ..................   148,599        198,132      247,665      297,198      300,000
                                                                                   (346,732)
$800,000 ..................   238,599        318,132      397,665      477,198      480,000
                                                                                   (556,732)

-------

(a) Years of Credited Service are defined by the plan as years of full-time employment after the employee has attained age 21.

(b) Amounts in parentheses ( ) are amounts payable where the 60% limit of the Basic Plan does not apply.

     Covered compensation, except as described below with respect to Mr. Howell, includes only base salary and is identical to amounts reported in the Summary Compensation Table under the column titled "(c) Salary." The benefits listed in the Pension Plan Table are not subject to offsets for Social Security or other benefits received by retirees. The listed benefits are those payable if the straight life annuity method of distribution is chosen. Years of Credited Service under the Basic Plan for the executive officers listed in the Summary Compensation Table, except as described below for Mr. Howell, are as follows:
Mr. Semrod, 16 years; Mr. Cox, 1 year; Mr. Collins, 11 years; Mr. Paneyko, 15 years.

     Mr. Semrod's employment contract provides for supplemental retirement benefits calculated in accordance with the formula of the Basic Plan, but without regard to the benefit limitations imposed by the Code and the Basic Plan, and credits Mr. Semrod with years of service commencing February 1, 1963 (an additional 19 years).

     Employees and former employees who formerly worked for United Jersey Bank/Commercial Trust (a predecessor bank to SumNJ), including Mr. Collins, are covered for service before August 1, 1988 (January 1, 1987 in the case of Mr. Collins) by a defined benefit, noncontributory pension plan which provides for benefits lower than those described above for the Basic Plan of Summit. Mr. Collins has 16 Years of Credited Service under this plan. Such employees are covered by the Basic Plan and Supplemental Plans for service on and after August 1, 1988 (January 1, 1987 in the case of Mr. Collins).

     Employees and former employees of First Valley and its subsidiaries, including Mr. Howell, are covered for service before January 1, 1996 by a formula contained in the former pension plan of First Valley which remained applicable to such periods of service following the merger of the former First Valley pension plan into the Basic Plan. The First Valley formula provides for benefits lower than the standard formula for the Basic Plan at specified levels of Years of Credited Service and Average Salary, but the First Valley formula determines benefits on the basis of a compensation component which includes, in its 60-month averaging, payments of bonus as well as salary in a given year. Salary for a given year in the averaging period is the salary reported for the given year in the Summary Compensation Table at the column titled "(c) Salary" while the cash bonus is reported, but not separately listed, at the prior year in the column titled "(d) Bonus" of the Summary Compensation Table. (The difference in reporting years for salary and bonus results from Summit's general practice of awarding bonuses each January for services rendered the prior calendar year. Summit's method of reporting compensation in the Summary Compensation Table is intended to comply with the Federal securities laws while benefit calculations must comply with benefit plan terms as well as Federal laws applicable to employee benefit plans). Employees and former employees of First Valley are covered by the Basic Plan's standard formula for service on and after January 1, 1996. Mr. Howell's covered compensation for 1997 under the First Valley formula was $545,000 and under the standard formula was the amount set forth for 1997 in the Summary Compensation Table in the column titled "(c) Salary." Mr. Howell has 20 Years of Credited Service under the First Valley formula and two years of Credited Service under the standard formula of the Basic Plan.

     Employees and former employees who formerly worked for The Summit Bancorporation (a predecessor to Summit Bancorp.), including Mr. Cox and John R. Feeney, are covered for service before January 1, 1997 by a defined benefit, noncontributory pension plan ("Bancorporation Plan") which provides for benefits, in general, marginally lower than those described above for the Basic Plan; however, the compensation component of the formula used to determine benefits under the Bancorporation Plan, unlike the Basic Plan, uses the highest average salary over a consecutive 36-month period. Mr. Cox has 23 years of Credited Service under the Bancorporation Plan. Such employees and former employees are covered by the Basic Plan and Supplemental Plans for service on and after January 1, 1997.

     Certain former officers of The Summit Bancorporation, including Messrs. Cox and Feeney, are covered by a supplemental executive retirement plan ("SERP") maintained by The Summit Bancorporation prior to its merger with Summit and assumed by Summit in that merger. The SERP provides for payment of retirement benefits calculated in accordance with the benefit formula of the Bancorporation Plan but which otherwise cannot be paid by a qualified pension plan under terms of the Code. The SERP was terminated for periods of service after December 31, 1996, and provides, among other things, for persons who were participants in the SERP on March 1, 1996 (because the merger constituted a "change of control" under the SERP on that date) to be credited with years of service under the SERP through age 65, regardless of their age on March 1, 1996 or at the time of their retirement.

     Employees of Summit should refer to the more detailed Summary Plan Descriptions available to them.

                            2. SELECTION OF AUDITORS

     The Board of Directors recommends that the shareholders ratify the selection of KPMG Peat Marwick LLP, independent certified public accountants, to audit the accounts of Summit for 1998.

     Representatives of KPMG Peat Marwick LLP, who were also Summit's auditors for the year 1997, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL NO.
2.

                                  OTHER MATTERS

SOLICITATION OF PROXIES

     Proxies may be solicited by mail, telephone, telegram, facsimile transmission or other electronic methods and personal meetings and interviews. Certain executive officers and managerial and administrative employees of Summit and its subsidiaries may solicit proxies on behalf of Summit, for which such officers and employees will receive no additional compensation other than reimbursement for actual expense incurred in connection therewith. Summit has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $7,000, plus reasonable out-of-pocket expenses. Summit will also reimburse brokers or other persons holding shares in their names or in the names of their nominees for their reasonable out-of-pocket expenses in forwarding proxies and proxy material to the beneficial owners of such shares. Summit will bear all of the expenses incurred in connection with this solicitation.

SHAREHOLDER PROPOSALS

     The Board of Directors will consider and include in the Proxy Statement for the 1999 Annual Meeting proposals which meet the regulations of the SEC and New Jersey law and which comply with the Corporation's By-Laws. In order to be considered for inclusion, proposals must be received on or before November 6, 1998. Proposals should be addressed to the Secretary.

     The By-Laws of Summit provide that shareholder proposals which do not appear in the Proxy Statement may be considered at an annual meeting of shareholders only if written notice of the proposal is received by the Secretary of Summit not less than 80 and not more than 100 days before the anniversary of the preceding year's annual meeting provided, however, that, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice of a shareholder proposal, to be timely, must be received by the Secretary not later than the close of business on the later of the 80th day prior to such annual meeting or the tenth day following the day on which public announcement of the meeting date is first made. Any such notice of a shareholder proposal by a shareholder to the Secretary of Summit must be accompanied by (a) the name and address of the shareholder who intends to present the proposal for a vote, (b) a representation that such shareholder is a holder of record of shares entitled to vote at the meeting, (c) a description of all agreements, arrangements or understandings between such shareholder and any other shareholder relating to the proposal to be voted on and any financial contractual interest of such shareholder in the outcome of such vote and (d) such other information regarding the proposal to be voted on and the shareholder intending to present the proposal for a vote as would be required to be included in a proxy statement soliciting the vote of shareholders in respect of such proposal pursuant to the proxy rules of the SEC.

     The vote of a plurality of the shares cast at the Annual Meeting is necessary to elect the seven Directors. The vote of a majority of shares cast at the Annual Meeting is necessary to ratify the selection of independent certified public accountants. For purposes of determining the number of votes cast with respect to a matter, only those cast "for" or "against" are included. Abstentions on the proxy card will not be counted "for" or "against" for purposes of determining the number of votes cast with respect to a matter but will be counted as present for quorum purposes. "Broker non-votes" specified on proxies returned by brokers holding shares for beneficial owners will be treated as present for quorum purposes but also will not be counted as votes "for" or "against" for purposes of determining the number of votes cast.

     We urge you to sign, date and mail the white proxy enclosed with this mailing, in the postage-paid envelope provided, as promptly as possible.

     We sincerely hope that you will attend the meeting.



                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        -----------------------------------
                                        T. JOSEPH SEMROD
                                        Chairman of the Board and
                                        Chief Executive Officer

Dated: March 6, 1998

     IT IS IMPORTANT THAT YOUR SHARES ARE VOTED AT THE ANNUAL MEETING. SHAREHOLDERS ARE URGED TO PROMPTLY SIGN, DATE AND MAIL THE WHITE PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PLEASE ACT TODAY.

                              [MAP WITH DIRECTIONS]



                                     NOTICE

                        ADMITTANCE TO THE ANNUAL MEETING

     In order to accommodate our shareholders, admission to the Annual Meeting must be limited to shareholders, proxies, press and meeting staff. Two Welcome Desks will be set up to greet meeting attendees. If you hold stock in your own name, please proceed to the RECORD HOLDER Welcome Desk when you arrive. If you hold stock through a bank, broker or otherwise, please proceed to the STREET NAME Welcome Desk and please be prepared to furnish an account statement from your bank or broker, a copy of a proxy card mailed to you, or other proof of ownership of Summit Common Stock. PERSONS WITHOUT SUCH PROOF WILL NOT BE SEATED UNTIL THE MEETING STAFF DETERMINES THERE IS ADEQUATE SEATING FOR ALL ATTENDEES AND MAY BE DENIED ADMITTANCE ALTOGETHER.

     Attendees should at all times wear the official name tag provided by the Welcome Desks in order that the meeting staff may readily identify attendees admitted to the meeting in accordance with the procedures administered by the Welcome Desks. If you own stock in your own name and plan to attend the Annual Meeting, please mark the appropriate box on the proxy card. If you wish to attend the Annual Meeting but will not be submitting a proxy card with the appropriate box marked, please notify Summit at the following address as soon as possible: Corporate Secretary, ATTN: Annual Meeting Admissions, Summit Bancorp., 301 Carnegie Center, PO. Box 2066, Princeton, NJ 08543-2066. Doing this will allow us to prepare your official name tag in advance and eliminate unnecessary delays upon your arrival at the Annual Meeting.

                                    APPENDIX
                    (Pursuant to Rule 304 of Regulation S-T)

     1. Page 19 contains a description in tabular form of a graph entitled "Stock Performance Graph" which represents the comparison of the cumulative total return on the Company's Common Stock against the cumulative total return of The Keefe, Bruyette & Woods, Inc. ("KBW") 50 Index, an industry index, and the Standard & Poors ("S&P) 500 Market Index, a broad market index for the period of five years commencing January 1, 1993 and ending December 31, 1997, which graph is contained in the paper format of this Proxy Statement being sent to Stockholders.

--------------------------------------------------------------------------------


 P                            SUMMIT BANCORP
              Proxy Solicited on Behalf of the Board of Directors
 R         of Summit Bancorp for the Annual Meeting on April 17, 1998

 O The undersigned hereby constitutes and appoints Robert L. Boyle, T.J. Dermot Dunphy and Elinor J. Ferdon and each of them, the undersigned's
 X true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of
 Y SUMMIT BANCORP. to be held at The Hyatt Regency Princeton, 102 Carnegie Center, Route 1 at Alexander Road, Princeton, New Jersey on Friday, April 17, 1998, and at any adjournments thereof, on all matters coming before said meeting.

          Election of Directors, Nominees:

          John G. Collins, Anne Evans Estabrook, Thomas H. Hamilton, George L. Miles, Jr., William R. Miller, Raymond Silverstein, Orin R. Smith

You are encouraged to specify your choice by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. However, the Proxies cannot vote your shares unless you sign and return this card.

                                                              [SEE REVERSE SIDE]
--------------------------------------------------------------------------------
                                                                            1724
[X] Please mark your votes as in this example.

     This proxy, when properly executed and timely returned, will be voted in the manner you direct. If no direction is made, this proxy will be voted FOR the election of the listed Director nominees and FOR proposal 2.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                                         FOR   WITHHELD
1. Election of Directors (See Reverse)   [ ]     [ ]

For, except vote withheld from the following nominee(s):

--------------------------------------------------------------------------------


                                             FOR   AGAINST    ABSTAIN
2. Ratification of Independent Accountants   [ ]     [ ]        [ ]


--------------------------------------------------------------------------------

[ ] Please mark this box if you plan to attend the Annual Meeting.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Please date and sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------

--------------------------------------------------------
 SIGNATURE(S)                                 DATE

--------------------------------------------------------------------------------


V                                SUMMIT BANCORP.
O                            SAVINGS INCENTIVE PLAN
T                Solicited on Behalf of the Board of Directors
I                              of SUMMIT BANCORP.
N                   for the Annual Meeting on April 18, 1997
G
     The undersigned hereby directs Summit Bank, Trustee of the SUMMIT
I    BANCORP. Savings Incentive Plan, to vote all of the shares of Summit
N    Bancorp. which are held in the undersigned's Plan account at the Annual
S    Meeting of Shareholders of SUMMIT BANCORP. to be held on Friday, April 17,
T    1998 at The Hyatt Regency Princeton, 102 Carnegie Center, Route 1 at
R    Alexander Road, Princeton, New Jersey, and at any adjournments thereof, as
U    designated on the reverse, and in its discretion on such other matters as
C    may properly come before the meeting.
T
I
O         Election of Directors, Nominees:
N
          John G. Collins, Anne Evans Estabrook, Thomas H. Hamilton, George
          L. Miles, Jr., William R. Miller, Raymond Silverstein, Orin R. Smith
C
A
R
D

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.
                                                              [SEE REVERSE SIDE]
--------------------------------------------------------------------------------
[X] Please mark your votes as in this example.                              4036

     This card, when properly executed, will be voted in the manner you direct. If this card is not timely returned or properly executed, or if no direction is made, the Trustee will vote shares held in your account in the manner deemed by the Trustee to be in Plan participants' best interests.


    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                                         FOR   WITHHELD
1. Election of Directors (See Reverse)   [ ]     [ ]

For, except vote withheld from the following nominee(s):

--------------------------------------------------------------------------------


                                         FOR   AGAINST    ABSTAIN
2. Ratification of Independent Accountants   [ ]     [ ]        [ ]


--------------------------------------------------------------------------------




                                             This Card Must Be Signed Exactly As
                                                   Your Name Appears Hereon



                                             -----------------------------------
                                             SIGNATURE(S):                DATE

--------------------------------------------------------------------------------


V                                SUMMIT BANCORP.
O                            EMPLOYEE STOCK OWNERSHIP PLAN
T                Solicited on Behalf of the Board of Directors
I                              of SUMMIT BANCORP.
N                   for the Annual Meeting on April 17, 1998
G
     The undersigned hereby directs Chase Manhattan Bank, Trustee of the SUMMIT
I    BANCORP. Employee Stock Ownership Plan, to vote all of the shares of Summit
N    Bancorp. which are held in the undersigned's Plan account at the Annual
S    Meeting of Shareholders of SUMMIT BANCORP. to be held on Friday, April 17,
T    1998 at The Hyatt Regency Princeton, 102 Carnegie Center, Route 1 at
R    Alexander Road, Princeton, New Jersey, and at any adjournments thereof, as
U    designated on the reverse, and in its discretion on such other matters as
C    may properly come before the meeting.
T
I
O         Election of Directors, Nominees:
N
          John G. Collins, Anne Evans Estabrook, Thomas H. Hamilton, George
          L. Miles, Jr., William R. Miller, Raymond Silverstein, Orin R. Smith
C
A
R
D

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.
                                                              [SEE REVERSE SIDE]
--------------------------------------------------------------------------------
[X] Please mark your votes as in this example.                              4037

     This card, when properly executed, will be voted in the manner you direct. If this card is not timely returned or properly executed, or if no direction is made, the Trustee will not vote shares, held in your account.


    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                                         FOR   WITHHELD
1. Election of Directors (See Reverse)   [ ]     [ ]

For, except vote withheld from the following nominee(s):

--------------------------------------------------------------------------------


                                         FOR   AGAINST    ABSTAIN
2. Ratification of Independent Accountants   [ ]     [ ]        [ ]


--------------------------------------------------------------------------------




                                             This Card Must Be Signed Exactly As
                                                   Your Name Appears Hereon



                                             -----------------------------------
                                             SIGNATURE(S):                DATE